Exhibit 99.1

RYTHM, Inc. Reports Third Quarter 2026 Results

ROLLING MEADOWS, IL, November 4, 2026 – RYTHM, Inc. (Nasdaq: RYM) (“RYTHM” or the “Company”), America’s THC Company, whose portfolio of trusted THC brands includes RYTHM, Señorita, incredibles, Beboe, and Dogwalkers, today announced financial results for the third quarter ended September 30, 2026.

Financial Highlights for the third quarter ended September 30, 2026:

●	Revenue from continuing operations of $23.9 million, up 4% from $23.0 million in the prior quarter.

●	Cash increased to $48.2 million, driven by cash flow from operations of $6.3 million.

●	Net loss of $0.5 million and operating income from continuing operations of $1.0 million.

●	Adjusted EBITDA of $5.9 million, compared to $6.4 million in the prior quarter.

●	At quarter end, the Company had approximately 2.2 million shares outstanding, as well as 11.2 million warrants outstanding and 3.0 million shares issuable upon conversion of outstanding convertible notes (excluding shares issuable upon conversion from accrued interest).

See definitions and reconciliation of non-GAAP measures elsewhere in this release.

Business Highlights

●	THC beverage depletions¹ increased approximately 15% sequentially and approximately 185% year-over-year, reaching an annualized run rate of approximately 320,000 cases¹.

●	Ended the quarter with the Company’s THC beverages available in approximately 8,000 retail doors across 18 states.

●	Hemp-derived product revenue increased 15% sequentially to $6.4 million.

●	Launched RYTHM Lifted Lemon, a new THC twist on iced tea and lemonade, further expanding the Company’s beverage portfolio.

●	Increased brand visibility and consumer engagement through a presence at major entertainment and cultural destinations. Señorita was featured at Lollapalooza and Riot Fest in Chicago, Shaky Knees in Atlanta and is available at the United Center and Opry Entertainment Group venues. RYTHM is the official THC beverage partner of Chicago’s Navy Pier.

Regulatory and Corporate Updates

●	Further amended the licensing arrangement with a Green Thumb Industries, Inc. (“Green Thumb”) subsidiary to add the Señorita brand to the fixed-fee license structure, increasing the aggregate annual fee by $250,000 to $70.25 million (subject to contractual annual escalations), while preserving the Company’s exclusive rights to commercialize Señorita outside state-regulated cannabis dispensary channels, where legally permitted and consistent with Nasdaq listing standards.

●	Following stockholder approval on August 10, 2026, amended certain convertible notes, pre-funded warrants and the Company’s shared services agreement with subsidiaries of Green Thumb to remove the 49.99% beneficial ownership limitation, effective October 10, 2026. Green Thumb has disclosed that it will consolidate the Company’s results in its financial statements beginning October 10, 2026. The Company will continue to report its financial results independently, including in its own periodic reports filed with the SEC.

●	Recent federal action extended the effective date of forthcoming changes to federal law affecting hemp-derived THC products from November 12 to December 11, 2026. Under current law, those changes take effect on December 11, 2026, absent further legislative or regulatory action, and would prohibit the Company from selling its current hemp-derived THC products in their existing form, including through the retail and venue channels described under “Business Highlights.” Certain state restrictions, including in Illinois, become effective earlier, on November 12, 2026, and would similarly restrict sales in those jurisdictions beginning on that date. Accordingly, the Company is not providing an outlook for the fourth quarter of 2026 at this time.

¹	Depletions represent U.S. distributor shipments of the Company’s branded THC beverages to retailers, measured in 24-can case equivalents, based on third-party data. Annualized run rate reflects third-quarter 2026 depletions multiplied by four and does not constitute a projection of future results.

Management Commentary

"Third quarter revenue increased 4% sequentially to $23.9 million, driven by 15% growth in hemp-derived product sales to $6.4 million,” said RYTHM, Inc. Chairman and Interim Chief Executive Officer Ben Kovler. “Our THC beverages continued to build momentum, with depletions up approximately 15% sequentially to an annualized rate of 320,000 cases, while our retail footprint expanded to roughly 8,000 doors across 18 states. We also generated $6.3 million in cash from operations, driven by our licensing business, and ended the quarter with a strong cash position of $48.2 million. These results demonstrate growing consumer demand, continued commercial execution and the financial flexibility to navigate what’s ahead.”

“THC beverages are emerging as a fourth adult beverage category, alongside beer, wine and spirits, earning national shelf space and a presence at major entertainment and cultural venues. Leading retailers and wholesalers have been essential partners in that progress, and their support has helped establish the category’s credibility. Consumers continue to embrace THC beverages despite the forthcoming changes to federal law. We believe their future depends on drawing a clear line between regulated and unregulated products through a responsible regulatory framework that protects consumers and provides a viable path forward.”

“Against that backdrop, we continued to innovate and invest behind that opportunity, building sales velocity, brand awareness and in-store execution. Our posture is one of conviction with discipline. As America’s THC Company, we own some of the most recognized names in U.S. cannabis, and our THC beverages continue to extend our reach into traditional retail. Our brands are the foundation of RYTHM’s long-term value, and our presence across channels positions us to reach consumers as regulations evolve.”

The Company’s products are available direct to consumers at the following websites:

●	Señorita THC Margaritas: https://www.senoritadrinks.com/

●	1777 by Señorita: https://www.1777spirit.com

●	RYTHM Beverages: https://rythmdrinks.com/

●	incredibles Edibles: https://iloveincredibles.com/

●	Beboe Edibles: https://beboe.com/

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by the U.S. Securities and Exchange Commission. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

Definitions

EBITDA: Income (loss) from continuing operations before: net interest (expense) income, provision for (benefit from) income taxes, and depreciation and amortization.

Adjusted EBITDA: EBITDA from continuing operations: before stock-based compensation, change in fair value of warrant liabilities and exceptional items.

About RYTHM, Inc.

RYTHM, Inc.’s portfolio of THC brands includes the most recognized and trusted names in the cannabis and hemp industries, including RYTHM, incredibles, Dogwalkers, Beboe, Señorita THC Margaritas, &Shine, Doctor Solomon’s, and Good Green. With products available in thousands of physical locations and online, supported by an iconic lineup of brands rooted in quality and safety, RYTHM, Inc. is cementing its position as America’s THC Company. Through a focus on innovation, the Company is continually shaping THC experiences to meet the evolving preferences of consumers across the country. Learn more and explore the full brand portfolio at https://rythminc.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning RYTHM, Inc. and other matters. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements including, without limitation, statements regarding future financial results, regulatory trends, continued momentum for hemp-derived beverages, potential trends in the hemp-derived beverage and alcohol markets, and consumer trends. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “opportunity,” “looms,” “annualized” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You should carefully consider the risks and uncertainties that affect our business, including the risk that Congress does not amend or repeal the pending federal prohibition on hemp-derived THC products prior to its December 11, 2026 effective date, and the risk that changes in state laws governing hemp-derived THC products, such as recent legislation in Illinois, adversely affect our ability to sell certain products, as well as those described in our filings with the Securities and Exchange Commission (“SEC”), including under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, which can be obtained on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this communication. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and filings with the SEC.

Investor Contact
IR@RYTHMinc.com

Media Contact

Media@RYTHMinc.com

RYTHM Inc.

Highlights from Unaudited Condensed Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2026 and 2025

(Amounts Expressed in Thousands of United States Dollars, Except for Share Amounts)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$23,857	$4,043	$60,163	$6,623
Cost of goods sold	5,506	2,668	12,880	4,476
Gross profit	18,351	1,375	47,283	2,147
Operating expenses	17,370	10,263	48,400	21,534
Operating income (loss) from continuing operations	981	(8,888)	(1,117)	(19,387)

Other expense, net	(1,514)	(1,745)	(5,108)	(1,725)
Loss from continuing operations before income taxes	(533)	(10,633)	(6,225)	(21,112)
Income tax benefit	—	—	26,798	—
(Loss) income from continuing operations, net of income taxes	(533)	(10,633)	20,573	(21,112)
(Loss) income from discontinued operations, net of income taxes	-	(32)	-	1,461
Net (loss) income	$(533)	$(10,665)	$20,573	$(19,651)
Basic income (loss) per share
Continuing operations	$(0.07)	$(5.31)	$1.57	$(10.69)
Discontinued operations	—	(0.02)	—	0.73
Net (loss) income per share attributable to Common Stockholders – basic	$(0.07)	$(5.33)	$1.57	$(9.96)
Diluted income (loss) per share
Continuing operations	$(0.07)	$(5.31)	$1.55	$(10.69)
Discontinued operations	—	(0.02)	—	0.73
Net (loss) income per share attributable to Common Stockholders – diluted	$(0.07)	$(5.33)	$1.55	$(9.96)
Weighted average common shares outstanding - basic	7,722,524	2,002,568	4,029,540	1,973,553
Weighted average common shares outstanding - diluted	7,722,524	2,002,568	7,008,789	1,973,553

RYTHM Inc.

Highlights from Unaudited Condensed Consolidated Balance Sheet

(Amounts Expressed in Thousands of United States Dollars)

September 30,
2026
(Unaudited)
Cash and cash equivalents	$48,244
Other current assets	10,945
Goodwill	9,713
Intangible assets and related party prepaid license rights	38,956
Deferred tax assets	26,798
Total assets	$134,656

Accounts payable and accrued expenses	$9,240
Related party debt, current	72,000
Long-term debt, current	8,624
Current liabilities associated with discontinued operations	2,046
Total long-term liabilities	675
Total equity	42,071
Total liabilities and equity	$134,656

RYTHM Inc.

Highlights from the Condensed Consolidated Statement of Cash Flows

For the Nine Months Ended September 30, 2026 and 2025

(Amounts Expressed in Thousands of United States Dollars)

	Nine months ended September 30,
	2026	2025
	(unaudited)	(unaudited)

Cash flows provided by (used in)
Operating activities	$16,026	$(20,519)
Investing activities	—	(55,075)
Financing activities	—	79,997
Net increase in cash and cash equivalents	$16,026	$4,403

RYTHM Inc.

Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures

For the Three and Nine Months Ended September 30, 2026 and 2025

(Amounts Expressed in Thousands of United States Dollars)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

(Loss) income from continuing operations, net of income taxes	$(533)	$(10,633)	$20,573	$(21,112)
Interest expense, net	1,663	1,134	5,132	1,424
Income tax benefit	-	-	(26,798)	-
Depreciation and amortization	3,520	1,795	10,444	2,530
Earnings before interest, taxes, depreciation and amortization (EBITDA) (non-GAAP measure)	4,650	(7,704)	9,351	(17,158)
Stock-based compensation expense	517	508	1,665	1,612
Change in fair value of warrant liabilities	(149)	664	(22)	372
Exceptional items[1]	920	—	1,280	437
Adjusted EBITDA (non-GAAP measure)	$5,938	$(6,532)	$12,274	$(14,737)

[1]	Exceptional items correspond to costs incurred outside the ordinary course of business, including transition, restructuring, or other dislocation costs arising from or related to resizing initiatives, distributor termination fees, and other similar items.